Exhibit 99.1

HCC INSURANCE HOLDINGS, INC. 401(k) PLAN

FINANCIAL STATEMENTS
WITH REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS
for the years ended December 31, 2003 and 2002

HCC INSURANCE HOLDINGS, INC. 401(K) PLAN

Page(s)
Report of Independent Registered Public Accounting Firm	1
Financial Statements:
Statements of Net Assets Available for Benefits as of December 31, 2003 and 2002	2
Statement of Changes in Net Assets Available for Benefits for the years ended December 31, 2003 and 2002	3
Notes to Financial Statements	4
Supplementary Schedules*
Schedule H, Item 4i - Assets Held at End of Year	10
Consent of PricewaterhouseCoopers LLP
Consent of Ham, Langston & Brenzina, L.L.P.
401(k) Plan Financial Statements & Schedules

*	Other supplemental schedules required by Section 2520-103.10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (“ERISA”) have been omitted because they are not applicable.

HAM,
   LANGSTON &
      BREZINA, L.L.P.
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator
HCC Insurance Holdings, Inc. 401(k) Plan:

We have audited the accompanying statement of net assets available for benefits of the HCC Insurance Holdings, Inc. 401(k) Plan (the “Plan”) as of December 31, 2003 and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2003 and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule and fund information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas
June 14, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of
      the HCC Insurance Holdings, Inc. 401(k) Plan

In our opinion, the accompanying statement of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the HCC Insurance Holdings, Inc. 401(k) Plan (the “Plan”) at December 31, 2002 and the changes in net assets available for benefits for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
June 17, 2003

HCC INSURANCE HOLDINGS, INC. 401(K) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
December 31, 2003 and 2002

	2003	2002
Assets:
Investments, at fair value	$38,168,335	$27,083,404
Employer contributions receivable	12,232	133,807
Participant contributions receivable	—	107,570

Net assets available for benefits	$38,180,567	$27,324,781

The accompanying notes are an integral
part of these financial statements.

HCC INSURANCE HOLDINGS, INC. 401(K) PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
for the years ended December 31, 2003 and 2002

	2003	2002
Additions to net assets attributed to:
Interest	$423,785	$557,259
Dividends	18,602	14,556
Realized and unrealized gains (losses)	5,068,457	(3,712,840)
Other	3,230	—
Contributions:
Employer	1,989,977	1,803,340
Participants	3,320,535	3,121,799
Rollovers from other plans	2,274,109	593,997
Plan mergers	816,277	—

Total additions	13,914,972	2,378,111

Deductions from net assets attributed to:
Benefit payments	2,902,017	4,119,235
Transaction charges	100,921	103,046
Participant loans terminated due to withdrawal of participants	56,248	104,347

Total deductions	3,059,186	4,326,628

Net increase (decrease) in net assets available for benefits	10,855,786	(1,948,517)
Net assets available for benefits, beginning of year	27,324,781	29,273,298

Net assets available for benefits, end of year	$38,180,567	$27,324,781

The accompanying notes are an integral
part of these financial statements.

HCC INSURANCE HOLDINGS, INC. 401(K) PLAN

NOTES TO FINANCIAL STATEMENTS

1.	Description of Plan

The following description of the HCC Insurance Holdings, Inc. 401(k) Plan (formerly “HCC Insurance Holdings 401(k) Plan) (the “Plan”), as in effect as of December 31, 2003, provides only general information. As a result of the merger of several other qualified plans of acquired companies, the Plan has been amended to include certain specific provisions applicable only to certain merged participants. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan established effective January 1, 1992 and most recently amended and restated in its entirety February 21, 2002, retroactively effective to January 1, 2002. Non-union, full time employees of HCC Insurance Holdings, Inc. (the “Company”) become eligible to participate in the Plan on the later of their employment date or upon attaining the age of 21 and are eligible to make deferral contributions on the first day of the month following such eligibility date. All eligible employees must complete one year of service to become eligible for employer matching contributions. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Effective January 1, 2003, the MAG Global Financial Products 401(k) Profit Sharing Plan and Trust merged into the Plan. Affected participants became eligible to participate in the Plan subject to the provisions of the Plan agreement.

Contributions

Each year participants may contribute from 1% to 100% of their pre-tax annual compensation not to exceed the limitation set forth in Section 402(g) ($12,000 in 2003 and $11,000 in 2002) by the Internal Revenue Service. Participants may also make rollover contributions from other qualified plans. Participants direct the investment of their contributions into various investment options offered by the Plan.

The Plan also provides for discretionary employer matching contributions for each $1.00 contributed by a participant, up to a maximum of the lesser of six percent of the participant’s Plan compensation or $10,200. During 2003 and 2002, the Company made discretionary contributions of $1,989,977 and $1,803,340, respectively, to the Plan. Additionally, the Plan provides for discretionary non-elective contributions. The Company contributions are invested directly in the guaranteed account, the pooled separate accounts or Company common stock accounts, as directed by the participant. Company matching contributions are generally computed monthly. Discretionary non-elective contributions would generally be computed annually. There were no discretionary qualified non-elective contributions made during 2003 or 2002.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocation of the Company’s contributions and Plan earnings. Earnings are allocated by fund based on the ratio of a participant’s account invested in a particular fund to all participants’ investments in that fund. Upon the occurrence of a distribution event, the benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested interest in his or her account.

Continued

HCC INSURANCE HOLDINGS, INC. 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS, Continued

1.	Description of Plan, continued

Vesting

Participants are immediately vested in their elective contributions, plus any earnings on such contributions. Vesting in the Company’s contribution portion of their accounts is based on years of service. A participant becomes 20 percent vested after two years of service, 40 percent after three years of service, 60 percent after four years of service, 80 percent after five years of service and 100 percent vested after six years of service. However, if an active participant dies or terminates due to disability prior to attaining the normal retirement age, the participant’s account becomes 100 percent vested.

Trustee

CIGNA Retirement and Investment Services and CG Trust Company serve as Custodian and Trustee, respectively, of the Plan.

Participant Notes Receivable

Participants may borrow from their fund accounts up to a maximum equal to the lesser of $50,000 or 50 percent of the participant’s vested account balance. Loans are calculated on a fully amortized basis. A loan is collateralized by the vested balance in the participant’s account and bears interest at a rate commensurate with market rates for similar loans, as defined (5.00% to 9.50% and 5.75% to 10.00% for the years ended December 31, 2003 and 2002, respectively).

Benefit Payments

Upon termination of employment, a participant (or his or her designated beneficiary in the event of death) may elect to receive either a lump-sum amount equal to the value of the participant’s vested interest in his or her account or to have the account balance distributed in the form of an annuity. Distributions are subject to the applicable provisions of the Plan agreement. Benefit claims are recorded as expenses when they have been approved for payment and paid by the Plan.

Administrative Expenses

The Plan is responsible for payment of the trustee expenses and fees; however, the Company may pay the Plan expenses directly. Transaction charges (for loan and benefit payment transactions) are paid by the Plan by reducing the balances of those participants initiating the transactions.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America. These principles may require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein; accordingly, actual results could differ from those estimates.

Continued

HCC INSURANCE HOLDINGS, INC. 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS, Continued

2.	Summary of Significant Accounting Policies, continued

Risks and Uncertainties

The Plan provides for various investment options. These investment options are exposed to market risk, which generally means there is a risk of loss in the value of certain investment securities due to changes in interest rates, security and commodity prices and general market conditions. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

Financial instruments which potentially subject the Plan to a concentration of market risk consist of investments in the Company’s common stock and shares of registered investment companies. The Plan has not experienced any market losses associated with these investments.

Investment Valuation

Investments in the guaranteed account are generally benefit responsive (see Note 4) and are stated at contract value, which approximates fair value. Investments in pooled separate accounts are stated at fair value, as determined by the unit value reported by Connecticut General Life Insurance Company (“CG Life”). Participant notes receivable are stated at cost plus accrued interest, which approximates fair value. Common stock is valued at fair value as determined by quoted market prices.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits

Benefits are recorded when paid.

Continued

HCC INSURANCE HOLDINGS, INC. 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS

3.	Investments

The following presents investments of the Plan as of December 31, 2003 and 2002. Investments that represent five percent or more of the Plan’s net assets are separately identified with (*).

	December 31,
	2003		2002
CIGNA Guaranteed Long-Term Account	$13,146,333	*	$11,706,230	*
CIGNA Dreyfus Founders Balanced Fund	—		111,720
CIGNA Dreyfus Founders Growth Fund	655,657		682,809
CIGNA Fidelity Advisor Growth Opportunities Fund	1,174,170		1,052,552
CIGNA INVESCO Dynamics Fund	1,536,899		1,091,657
CIGNA Janus Advisor Growth Fund	829,797		311,931
CIGNA Janus Worldwide Fund	1,984,525	*	1,622,601	*
CIGNA Large Cap Value/John A. Levin & Co. Fund	1,530,647		823,631
CIGNA Lifetime 20 Fund	289,313		52,638
CIGNA Lifetime 30 Fund	303,259		57,432
CIGNA Lifetime 40 Fund	383,099		149,021
CIGNA Lifetime 50 Fund	126,939		74,581
CIGNA Lifetime 60 Fund	77,636		22,241
CIGNA Mid Growth/Artisan Partners	306,491		52,056
CIGNA Mid CAP Value/Wellington Management	588,955		86,056
CIGNA Oakmark Equity & Income Fund	615,101		—
CIGNA S&P 500 Index Fund	5,550,078	*	3,739,803	*
CIGNA Small Cap Growth/Times Square Fund	980,882		641,733
CIGNA Small Cap Value/Berger Fund	2,547,363	*	1,554,296	*
CIGNA Templeton Foreign Fund	804,384		316,855
CIGNA TimesSquare Corporate Bond Fund	1,588,963		1,047,544
HCC Insurance Holdings, Inc. Common Stock	2,701,989	*	1,489,140	*
Participant Loans	445,855		396,877

	$38,168,335		$27,083,404

During the years ended December 31, 2003 and 2002, the Plan’s investments (including realized gains and losses on investments bought and sold and unrealized gains and losses on investments held during the year) appreciated (depreciated) in fair value as follows:

	2003	2002
Pooled separate accounts	$4,569,878	$(3,542,907)
Company common stock	498,579	(169,933)

Net appreciation (depreciation) in fair value of investments	$5,068,457	$(3,712,840)

Continued

HCC INSURANCE HOLDINGS, INC. 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS

4.	Investment Contracts with Insurance Company

The Plan participates in contracts with CG Life via investment in the CIGNA Guaranteed Long-Term Account (“Long-Term Account’). CG Life commingles the assets of the Long-Term Account with other assets. In certain instances when total distributions or transfers in the Long-Term Account within a calendar year exceed certain pre-determined thresholds (e.g. 10% of the balance of the Fund on the first day of the year), transactions in the Long-Term Account may face certain restrictions, in accordance with the contract terms. This could potentially result in the Long-Term Account not being fully benefit responsive in certain instances. For the Plan’s investment in the Long-Term Account, the Plan is credited with interest at the interest rates specified in the contract which was 3.2% for the year ended December 31, 2003 and ranged from 4.80% to 4.30% for the year ended December 31, 2002, net of asset charges. CG Life prospectively guaranteed the interest rates credited for the Long-Term Account for six months. As discussed in Note 2, the Long-Term Account is included in the financial statements at contract value which, principally because of the periodic interest rate reset process, approximates fair value.

5.	Related Party Transactions

Plan assets include investments in funds managed by CG Life, an indirect wholly-owned subsidiary of CIGNA. CIGNA is the Plan’s trustee and transactions with the trustee qualify as related party transactions under ERISA. Personnel and facilities of the Company have been used to perform administrative functions for the Plan at no charge to the Plan. In addition, the Plan holds shares of common stock of HCC Insurance Holdings, Inc., the Plan sponsor, which also qualifies as a related party transaction.

The Plan invests in a unitized stock fund, HCC Insurance Holdings, Inc. Common Stock (the “Fund”), which is comprised of a short-term investment fund component and shares of common stock of HCC Insurance Holdings, Inc., the Plan sponsor. The unit values of the Fund are recorded and maintained by CIGNA Financial Services, Inc. During the year ended December 31, 2003, the Plan purchased units of the Fund in the approximate amount of $1,000,000, sold units of the Fund in the approximate amount of $286,000, and had net appreciation and dividends on the Fund in the approximate amount of $517,000. The total value of the Plan’s interest in the Fund was $2,701,989 and $1,489,140 at December 31, 2003 and 2002, respectively.

6.	Plan Termination

Although the Company has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants become 100% vested in their total account balance.

7.	Tax Status

The Internal Revenue Service has determined and informed the Company by a letter dated October 17, 2002, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC; therefore, the related trust is tax exempt as of the date of the financial statements.

Continued

HCC INSURANCE HOLDINGS, INC. 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS

8.	Reconciliation of Plan Financial Statements to Form 5500

The Annual Return/Report of Employee Benefit Plan (the “Form 5500”) is prepared on the modified cash basis of accounting. Accordingly, certain balances included on Schedule H (Part I and II) of the Form 5500 differ from those included in these financial statements. Contributions in the statement of changes in net assets available for benefits differ from contributions in the Form 5500 by the change in the amount of contributions accrued at December 31. The ending net asset balances for the years ended December 31, 2003 and 2002 are reconciled as follows:

	2003	2002
Net assets available for benefits per Form 5500	$38,168,335	$27,083,404
Add: Employer contributions receivable	12,232	133,807
Participant contributions receivable	—	107,570

Net assets, reflected in the financial statements	$38,180,567	27,324,781

9.	Forfeitures

Forfeitures result from non-vested Company contributions remaining in the Plan for terminated employees. The forfeiture reserve of $48,167 and $245,017 at December 31, 2003 and 2002, respectively, is available to offset Company cash contributions or pay Plan expenses, which would be otherwise payable by the Company, in accordance with the Plan agreement. In 2003 and 2002, the Company cash contributions were offset by $276,392 and $298,973, respectively, from forfeited non-vested accounts. In 2003 and 2002, Plan expenses were offset by $54,691 and $55,789, respectively, from forfeited non-vested accounts.

10.	Nonexempt Transactions

Management has determined that nonexempt transactions occurred during 2002. These violations involved the submission by the Company of participant contributions to the Plan’s trust on dates later than the latest dates permitted by Department of Labor regulations. Management has taken corrective action by making a contribution to the Plan for lost earnings in the amount of $1,732 and believes that the transactions should not affect the tax-qualified status of the Plan.

There were no non-exempt transactions in 2003.

11.	Subsequent Events

In April 2004, the custodian and trustee of the Plan were acquired by another Company and the new custodian and trustee of the Plan became Prudential Retirement and Prudential Bank and Trust, respectively.

HCC INSURANCE HOLDINGS, INC. 401(K) PLAN

SCHEDULE H, Item 4i – SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2003

		(c) Description of Investment, Including
	(b) Identity of Issue, Borrower,	Maturity Date, Rate of Interest,	(e) Current
(a)	Lessor or Similar Party	Collateral, Par or Maturity Value	Value*
**	Connecticut General Life Insurance Company	CIGNA Guaranteed Long-Term Account	$13,146,333
**	Connecticut General Life Insurance Company	CIGNA Dreyfus Founders Growth Fund	655,657
**	Connecticut General Life Insurance Company	CIGNA Fidelity Advisor Growth Opportunities Fund	1,174,170
**	Connecticut General Life Insurance Company	CIGNA INVESCO Dynamics Fund	1,536,899
**	Connecticut General Life Insurance Company	CIGNA Janus Advisor Growth Fund	829,797
**	Connecticut General Life Insurance Company	CIGNA Janus Worldwide Fund	1,984,525
**	Connecticut General Life Insurance Company	CIGNA Large Cap Value/John A. Levin & Co. Fund	1,530,647
**	Connecticut General Life Insurance Company	CIGNA Lifetime20 Fund	289,313
**	Connecticut General Life Insurance Company	CIGNA Lifetime30 Fund	303,259
**	Connecticut General Life Insurance Company	CIGNA Lifetime40 Fund	383,099
**	Connecticut General Life Insurance Company	CIGNA Lifetime50 Fund	126,939
**	Connecticut General Life Insurance Company	CIGNA Lifetime60 Fund	77,636
**	Connecticut General Life Insurance Company	CIGNA Mid Cap Growth/Artisan Partners	306,491
**	Connecticut General Life Insurance Company	CIGNA Mid Cap Value/Wellington Management	588,955
**	Connecticut General Life Insurance Company	CIGNA Oakmark Equity and Income Fund	615,101
**	Connecticut General Life Insurance Company	CIGNA S&P 500 Index Fund	5,550,078
**	Connecticut General Life Insurance Company	CIGNA Small Cap Growth/Times Square Fund	980,882
**	Connecticut General Life Insurance Company	CIGNA Small Cap Value/Berger Fund	2,547,363
**	Connecticut General Life Insurance Company	CIGNA Templeton Foreign Fund	804,384
**	Connecticut General Life Insurance Company	CIGNA TimesSquare Corporate Bond Fund	1,588,963
**	HCC Insurance Holdings, Inc.	HCC Insurance Holdings, Inc. Company Common Stock	2,701,989
**	Plan Participants	Loans bearing interest at rates ranging from 5.00% to 9.50% per year	445,855

			$38,168,335

*	Cost information is not presented because all investments are participant directed.

**	Represents party-in-interest transactions.

***	Represents investments comprising at least 5% of net assets available for benefits.